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                                                                   Exhibit 99.1


        [ESSI logo]                                                     RELEASE
ENGINEERED SUPPORT SYSTEMS, INC. ----------------------------------------------
                                    201 Evans Lane  o  St. Louis, MO 63121-1126


For more information, contact:                                   April 11, 2005
Larry Cox, Communications Mgr
314/553-4960, lcox@essihq.com



                   ENGINEERED SUPPORT SYSTEMS' CO-FOUNDER
                 MICHAEL F. SHANAHAN, SR. TAKES ON NEW ROLE
             AS NONEXECUTIVE CHAIRMAN OF THE BOARD OF DIRECTORS


     ST. LOUIS, MO--ENGINEERED SUPPORT SYSTEMS, INC. (Nasdaq: EASI) announced that, effective April 30, Michael F. Shanahan, Sr. will serve in the capacity of Nonexecutive Chairman of the Board of Directors. Shanahan, who co-founded Engineered Support Systems in 1982 and turned 65 last October, has served in the capacity of President, Chief Executive Officer, and Chairman over the past 23 years.

     In his role as Nonexecutive Chairman, Shanahan will focus on overall strategic direction and corporate governance matters with the Board of Directors and Office of the Chief Executive.

     Engineered Support Systems' major milestones under Shanahan's direction include:

     o Engineered Support Systems grew from just a single business with $17 million in annual revenues in 1982, to one now comprised of 13 separate subsidiaries generating a forecasted $1 billion in annual revenues in the current year.

     o Since 1998, Engineered Support Systems has successfully completed 11 acquisitions in the defense industry, including five in the last two and half years.

     o A $10,000 investment in Engineered Support Systems stock a decade ago would have produced shares now worth nearly $900,000, a gain of 885%.

     o In 2004 listed for the fifth consecutive year by the Forbes Magazine as one of the "200 Best Small Companies in America", last year ranked ninth.

     o In 2004 listed for the third consecutive year by Fortune Magazine as one of the "100 Fastest Growing Companies," with a total return to shareholders of 50 percent annually over that three year period--and ranked in the top quarter of the firms listed.

     o Named the top (#1) best-performing public company in the region by the St. Louis Post-Dispatch in its 2004 "Annual Report on the State of St. Louis Business."

     Shanahan commented, "This change in my status reflects the culmination of succession planning activities which have been in progress for several years. We are fortunate to have a strong management team to continue to build our company to the next level. Our team has done an outstanding job of strategically and successfully growing the business. Our rapid growth, both organically and with acquisitions, has produced exceptional financial results providing great shareholder value.




PROVIDING ADVANCED SUSTAINMENT SOLUTIONS TO THOSE WHO SERVE IN A CHANGING WORLD
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                                   -MORE-


SHANAHAN 2-2-2


     "Clearly, our organization possesses vital talent and depth within our recently-created Office of the Chief Executive, the firm's overall management committee led by Vice Chairman and CEO Gerald A. Potthoff, and throughout the corporate and subsidiary ranks. With this strong, results-oriented team in place, I remain quite confident of the Company's prospects for continued success. I look forward to the continuation of working with our team in my new status as Nonexecutive Chairman and as a major shareholder of the Company," he said.

     "Mike Shanahan and his vision led Engineered Support Systems to the remarkable success we've enjoyed throughout the company's history and particularly within the past several years," Potthoff said. "Mike's transition to his new role as Nonexecutive Chairman frees him to continue to provide inspirational leadership and vision to the Board as it focuses on the company's overall strategic direction and corporate governance matters. Because of our succession planning efforts, a process he largely set in motion, we absolutely have the strength in our management team to continue the company's successful performance. Our mission remains to serve our customers around the globe, our shareholders, and our employees," he said.

Engineered Support Systems, Inc. provides advanced sustainment solutions including the design, manufacture and supply of integrated military electronics, support equipment and technical and logistics services for all branches of America's armed forces and certain foreign militaries, homeland security forces and selected government and intelligence agencies. The company also produces specialized equipment and systems for commercial and industrial applications. For additional information, please visit the Company's website at http://www.engineeredsupport.com.

Certain statements in this press release are forward looking in nature and, accordingly, are subject to risks and uncertainties. The actual results may differ materially from those described or contemplated.


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PROVIDING ADVANCED SUSTAINMENT SOLUTIONS TO THOSE WHO SERVE IN A CHANGING WORLD
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